DATED 25 MAY 2022
(1)CPA LIMITED (2)GORDON SAMSON
SERVICE AGREEMENT

INDEX

1.    INTERPRETATION
2.    TERM OF APPOINTMENT
3.    DUTIES
4.    PLACE OF WORK
5.    HOURS OF WORK
6.    SALARY
7.    EXPENSES
8.    PERFORMANCE BASED REMUNERATION
9.    INSURED BENEFITS
10.    HOLIDAYS
11.    INCAPACITY
12.    OUTSIDE INTERESTS
13.    CONFIDENTIAL INFORMATION
14.    INTELLECTUAL PROPERTY
15.    DIRECTORSHIP
16.    TERMINATION
17.    SUSPENSION/GARDEN LEAVE
18.    OBLIGATIONS UPON TERMINATION
19.    POST-TERMINATION RESTRICTIONS
20.    DISCIPLINARY AND GRIEVANCE PROCEDURES
21.    PENSIONS
22.    PARENTAL LEAVE
23.    DATA PROTECTION AND MONITORING
24.    OTHER OBLIGATIONS
25.    LIQUIDATED DAMAGES
26.    RECONSTRUCTION AND AMALGAMATION
27.    NOTICES

28.    ENTIRE AGREEMENT
29.    COLLECTIVE AGREEMENT
30.    VARIATION
31.    COUNTERPARTS
32.    GOVERNING LAW AND JURISDICTION

SCHEDULE 1 - POST TERMINATION RESTRICTIONS                         17

This Agreement is dated __ May 2022
PARTIES
(1)CPA Limited incorporated and registered in Jersey whose registered office is at Liberation House, St Helier, Jersey, JE1 1BL (the “Company”).
(2)Gordon Samson of [ADDRESS REDACTED] (the “Employee”).
AGREED TERMS
1.INTERPRETATION
1.aThe definitions and rules of interpretation in this clause 1.1 apply in this agreement.
Appointment:     the employment of the Employee by the Company on the terms of this agreement.
Capacity:     as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.
Commencement Date:     1 February 2022.
Confidential Information:     information and Trade Secrets in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory or cloud based storage and wherever located) relating to the business, products, methodologies, affairs and finances of the Company and any Group Company and which is for the time being confidential to the Company and any Group Company. This shall include, without limitation, financial and technical data, including pricing policies, business plans and outlooks, brand formulations, non-public financial results, commercial plans including mergers, acquisitions or divestitures, personnel strategies or major management changes, research activities, product lines and developments or plans, prototypes, and know-how relating to the business of the Company and any Group Company or any of their suppliers, clients, customers, agents, distributors, shareholders or management, including customer lists, and subscriptions lists. It shall include (but is not limited to) information that the Employee created, developed, received or obtained in connection with the Employee’s employment (including all Employment IPRs) for the Company or any Group Company, and whether or not such information (if in anything other than oral form) is marked confidential or the Employee is told it is confidential.
Employment Inventions:     any invention which is made wholly or partially by the Employee at any time in the course of their employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).
Employment IPRs:     Intellectual Property Rights created by the Employee in the course of their employment with the Company (whether or not during working hours or using Company premises or resources).
Garden Leave:     any period during which the Company has exercised its rights under clause 17.
Group Company:     any firm, company, corporation, business entity or other organization:
i.    which is directly or indirectly controlled by the Employer;
ii.    which directly or indirectly controls the Employer;
iii.    which is a holding body, subsidiary or wholly-owned subsidiary of the Employer as defined by Article 2 of the Companies (Jersey) Law 1991;

iv. which is directly or indirectly controlled by a third party who also directly or indirectly controls the Employer; or
v.    which is the successor in title or assign of the firms, companies, corporations, business entities or other organizations referred to herein, and "Group Company" and "Group Companies" shall be construed accordingly. This definition shall expressly include Camelot Holdings (Jersey) Limited and its direct and indirect subsidiaries, or any company that is a successor (including, without limitation, by change of name, dissolution, merger, consolidation, reorganization, sale or other disposition) to any such company, or that becomes a holding body of Camelot Holdings (Jersey) Limited.
Incapacity:     any sickness or injury which prevents the Employee from carrying out their duties.
Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in Confidential Information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
Invention:     any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.
Pre-Contractual Statement:     any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Employee's employment under this agreement which is not expressly set out in this agreement or any documents referred to in it.
Rules    has the meaning given to it in clause 24.1.
Termination:    the termination of the Employee's employment with the Company however caused.
Trade Secrets:    all forms and types of financial information (including pricing), business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing by the Employer. The Employer confirms, and the Employee understands, that the Employer is the owner of its Trade Secrets, that the Employer has taken reasonable steps, under the circumstances, to protect and maintain the secrecy of its Trade Secrets, and that the Employer derives economic value, both tangible and intangible, from its Trade Secrets.
1.aThe headings in this agreement are inserted for convenience only and shall not affect its construction.
1.bA reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.cA reference to one gender includes a reference to the other gender.
1.dThe schedules to this agreement form part of (and are incorporated into) this agreement.

2.TERM OF APPOINTMENT
2.aThe Company shall employ the Employee and the Employee shall serve the Company on the terms of this agreement, including the obligations under Schedule 1. The parties agree that the Appointment commenced on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party in accordance with the terms of this agreement.
2.bThe Employee's employment with a previous employer counts towards the Employee's period of continuous employment with the Company. The start date for continuous employment is 1 September 2014.
2.cThe Employee represents and warrants to the Company that, by entering into this agreement or performing any of their obligations under it, they will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on them and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if they are in breach of any such obligations.
2.dThe Company agrees that it will provide the Employee with a housing licence under the Control of Housing and Work (Jersey) Law 2012 for such period as he shall require the same.
2.eThe Employee warrants that provided the Company complies with clause 2.4 they are entitled to work in Jersey without any additional immigration approvals and will notify the Company immediately if they cease to be so entitled during the Appointment.
2.fThe Employee consents to the transfer of their employment, under no less favourable terms, under this agreement to another Group Company at any time during the Appointment.
3.DUTIES
3.aThe Employee shall serve the Company as Chief Product Officer or in such other role as the Company considers appropriate provided the same is at an equivalent responsibility level.
3.bThe Company may require the Employee (as part of their duties of employment) to perform duties or services not only for the Company but also for any Group Company. The Company may at its discretion assign the Employee's employment to another Group Company on the same terms and conditions set out in this contract, subject to any variations to this contract that may subsequently have been agreed between you and the Company.
3.cDuring the Appointment the Employee shall:
(i)act as a director of the Company and carry out duties on behalf of any other Group Company including, if so required, acting as an officer or consultant of any such Group Company;
(ii)comply with the articles of incorporation (as amended from time to time) of the Company and any Group Company of which they are a director;
(iii)abide by their fiduciary duties to the Company and any Group Company of which they are a director;
(iv)not do anything that would cause them to be disqualified from acting as a director;
(v)comply with all requirements, recommendations or regulations, as amended from time to time, of the JFSC and all regulatory authorities relevant to the Company and any Group Company and any code of practice issued by the Company (as amended from time to time) relating to dealing in the securities of the Company and any Group Company;
(vi)comply with the requirements under legislation, regulation or Company policy on the disclosure of inside information and conflicts of interest, including submitting annual conflicts disclosures;
(vii)unless prevented by Incapacity, devote the whole of their time, attention and abilities to the business of the Company and any Group Company;

(viii)diligently exercise such powers and perform such duties as may from time to time be assigned to them jointly with such person or persons as the Company may appoint to act jointly with them;
(ix)comply with all reasonable and lawful directions given to them by the Company;
(x)promptly make such reports to the Company in connection with the affairs of the Company and any Group Company on such matters and at such times as are reasonably required;
(xi)report their own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company and any Group Company to the Company immediately on becoming aware of it; and
(xii)use their best endeavours to promote, protect, develop and extend the business of the Company and any Group Company;
3.dAs an Officer of Clarivate Plc, Employee will be subject to applicable SEC rules including Section 16 of the Securities Exchange Act 1934 which sets out the regulatory filing responsibilities to which Employee will be required to adhere. Employee may also be required to comply with Clarivate Plc’s Share Ownership Guidelines which require Employee to own shares of Clarivate Plc equal to 3 times Employee’s basic salary by 5 years following 6 July 2021.
3.eIf at any time during employment the Employee is directly or indirectly approached or solicited by any company, firm or person with a view to, or with the intention of, the Employee taking up employment with or otherwise entering into a business relationship with any third party who or which provides or proposes to provide services in competition with the Company, or the Employee becomes aware that a fellow employee has received such an approach, they must disclose that fact and the names of the parties involved immediately to the Company. Otherwise, the Employee must treat this information as confidential and not disclose it to any other person.
3.fThe Employee shall comply with any rules, policies and procedures of the Company or any Group Company issued from time to time.
3.gAll documents, manuals, hardware and software provided for the Employee's use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones), remain the property of the Company.
4.PLACE OF WORK
4.aThe Employee's normal place of work is Employee's home address which is currently as above. The Employee's working pattern at this location is subject to agreement and may vary to accommodate the needs of the business. During the Employee's employment, the Company may require the Employee to work at such other place within Jersey which the Company may reasonably require for the proper performance and exercise of their duties.
4.bThe Employee agrees to travel (both within Jersey or abroad) as may be required for the proper performance of their duties and responsibilities as a Company employee.
5.HOURS OF WORK
5.aThe Employee's normal hours of work shall be 9.00am to 5.30pm on Mondays to Fridays and such additional hours as are necessary for the proper performance of their duties, with an hour unpaid each day for lunch. The Employee acknowledges that they shall not receive further remuneration in respect of such additional hours.
6.SALARY
6.aThe Employee shall be paid an initial salary of £400,000.00 per annum (less any statutory deductions and inclusive of any fees due to the Employee as a director or other office holder of the Company or any Group Company).
6.bThe Employee's salary shall accrue from day to day and be payable in accordance with the Company’s standard payroll practices.

6.cAny salary increases will be reviewed annually and within the discretion of the Company. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.
6.dThe Company may deduct from the salary, or any other sums owed to the Employee, any money owed to the Company or any Group Company by the Employee.
7.EXPENSES
7.aThe Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of receipts or other appropriate evidence of payment and provided such expenses are in accordance with the Company's policies including the travel and entertainment polic(ies).
7.bThe Employee shall abide by the Company's policies on expenses as communicated to them from time to time.
7.cAny credit card supplied to the Employee by the Company shall be used only for expenses incurred by Employee in the course and scope of the Appointment.
8.PERFORMANCE BASED REMUNERATION
8.aEmployee is eligible to participate in the Company's Annual Incentive Plan (“AIP” or the “Scheme”). Employee’s target AIP bonus is 100% of the Employee's basic salary and will be subject to the rules of the scheme in force from time to time. The Scheme is a discretionary bonus Scheme, and any payment will be made only after the achievement of defined financial and/or individual goals. The Company reserves the right to alter, amend or replace the Scheme at any time. Any bonus payment under the Scheme is made entirely at the discretion of the Company and subject to the Scheme rules. Any payment under the scheme will not be pensionable, but will be subject to deductions for tax and social security contributions.
8.bEmployee will be eligible to receive grants under the Company’s Long Term Incentive Plan (LTIP). All grants of Restricted Share Units (RSUs) will be subject to the terms of the RSU grant notice, any RSU grant agreement issued to the Employee and the Plan rules. All grants of Performance Based RSUs (PSUs) will be subject to the relevant Metrics Summary in force, the terms of the PSU grant notice, any PSU agreement issued to the Employee and the Plan rules. Any future grants or awards under the Company’s LTIP are made entirely at the discretion of the Company and will be subject to the Plan rules, any grant agreements issued to the Employee, approval from to the Human Resources and Compensation Committee of the Board of Directors of Clarivate Plc, and to the relevant business and individual performance metrics related to any such grant.
9.INSURED BENEFITS
9.aThe Employee shall be entitled to participate in the Company's insured benefits, details of which are available from human resources, subject to:
(xiii)the terms of the relevant schemes, as amended from time to time;
(xiv)the rules or insurance policy of the relevant insurance provider, as amended from time to time; and
(xv)the Employee satisfying the normal underwriting requirements of the relevant insurance providers and the premium being at a rate which the Company considers reasonable.
9.bIf an insurance provider refuses for any reason to provide any insured benefit to the Employee the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.
9.cThe Company in its sole and absolute discretion reserves the right to discontinue, vary or amend any one or all of the insured benefits (including the level of the Employee's cover), or to substitute other schemes, or alter the benefits available at any time on reasonable notice to the Employee.
10.HOLIDAYS
10.aEmployee shall be entitled to 28 days' paid holiday in each holiday year together with the usual Bank and public holidays in Jersey. The Company's holiday year runs between 1 January and 31

December. If the Appointment commences part way through the holiday year, the Employee's holiday entitlement during the first year of the Appointment shall be calculated on a pro-rata basis, rounded up to the nearest whole day.
10.bHoliday shall be taken at such time or times as shall be approved in advance by Jerre Stead. The Employee shall not without the consent of the Company carry forward any accrued and unused holiday entitlement to a subsequent holiday year, nor receive any payment in lieu in respect of such entitlement, save as provided in clause 10.3.
10.cOn termination of the Appointment, the Employee shall be entitled to be paid in lieu of accrued but untaken holiday save that, where such termination is pursuant to clause 16.3 or follows the Employee's resignation in breach of clause 2.1, such accrued but untaken holiday shall be forfeited. The amount of the payment in lieu shall be calculated on the basis that each day of paid holiday is equal to 1/260 of the salary.
10.dIf the Employee has taken more holiday than their accrued entitlement at the date of termination of the Appointment, the Company shall be entitled to deduct the appropriate amount from any payments due to the Employee (on the basis that each day of paid holiday is equal to 1/260 of the salary).
10.eIf either party has served notice to terminate the Appointment, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice period or, if applicable, any such holiday shall be deemed to be taken during any period of Garden Leave.
11.INCAPACITY
11.aSubject to the Employee's compliance with the Company's sickness absence procedures (as amended from time to time), they shall continue to receive their full salary and contractual benefits during any period of absence due to Incapacity for up to an aggregate of 65 working days in any rolling 52 week period. The Company will deduct the full value of any short-term incapacity allowance in Jersey at the prevailing rate on the date of payment of sick pay, whether or not the employee is eligible to receive or does receive such allowance. Once the Employee's entitlement to sick pay under this clause 11.1 has been exhausted, the Employee shall not normally be entitled to receive any further sick pay until they have returned to work for an unbroken period of at least two months.
11.bThe Employee agrees to undergo any medical examinations (at the Company's expense) by a doctor nominated by the Company should the Company so require. The Employee will be asked to agree that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.
11.cIf the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. The Employee shall, if required by the Company, refund to the Company that part of any damages or compensation recovered by them relating to the loss of earnings for the period of the Incapacity as the Company may reasonably determine less any costs borne by them in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.
11.dThe Company may terminate the Appointment by giving the notice specified in clause 2.1 or under clause 16 even when, as a result of such termination, the Employee would or might forfeit any entitlement to benefit from sick pay under clause 11, or where relevant any Insurance Benefit if applicable.
12.OUTSIDE INTERESTS
12.aSubject to clause 12.2, during the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Company, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).
12.bNotwithstanding clause 12.1, the Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company or any Group Company. The Company may approve any exceptions to this clause in writing.
12.cThe Employee agrees to disclose to the Company any matters relating to their spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Company, be considered to interfere, conflict or compete with the proper performance of the Employee's obligations under this agreement.
13.CONFIDENTIAL INFORMATION
13.aThe Employee acknowledges that in the course of the Appointment they will have access to and be provided with or receive Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 13.
13.bThe Employee shall not (except in the proper course of their duties), either during the Appointment or at any time after its termination (howsoever arising), use or disclose to any person, company or other organisation whatsoever (and shall use their best endeavours to prevent the publication or disclosure of) any Confidential Information.
13.cThe restriction set out at clause 13.2 does not apply to:
(xvi)any use or disclosure authorised by the Company or required by law;
(xvii)any information which is already in, or comes into, the public domain other than through the Employee's unauthorised disclosure; or
(xviii)where the Employee is ordered to disclose the Confidential Information by a court of competent jurisdiction.
14.INTELLECTUAL PROPERTY
14.aThe Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company as a bare trustee.
14.bThe Employee acknowledges that, because of the nature of their duties and the particular responsibilities arising from the nature of their duties, they have, and shall have at all times while they are employed by the Company, a special obligation to further the interests of the Company.
14.cTo the extent that legal or beneficial title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 14.1, the Employee agrees, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties.
14.dThe Employee agrees:
(xix)to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;
(xx)at the Company's request and in any event on the termination of their employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;
(xxi)not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and
(xxii)to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.
14.eThe Employee waives all their present and future moral rights which arise under the Intellectual Property (Unregistered Rights) (Jersey) Law 2011, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

14.fThe Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Employee in respect of their compliance with this clause.
14.gIn furtherance of clause 14.1 or 14.3 (as applicable), the Employee undertakes to use their best endeavours to execute all documents and do all acts both during and after their employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs.
14.hThe Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.
14.iThe Employee hereby irrevocably agrees to appoint the Company (or such other person as the Company decides), immediately upon the Company's request, to be their attorney to execute and do any such instrument or thing and generally to use their name for the purpose of giving the Company or its nominee the benefit of this clause 14. The Employee shall not revoke or amend that power of attorney save upon or with the prior written instruction or consent of the Company. The Employee acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by the powers of attorney given pursuant to a request made under this clause 14 shall be conclusive evidence that such is the case.
15.DIRECTORSHIP
15.aExcept with the prior approval of the Company, or as provided in the articles of incorporation of the Company or any Group Company of which they are a director, the Employee shall not resign as a director of the Company or any Group Company.
15.bIf during the Appointment the Employee ceases to be a director of the Company or any Group Company (otherwise than by reason of their death, resignation or disqualification pursuant to the articles of incorporation of the Company or the relevant Group Company, as amended from time to time, or by statute or court order) the Appointment shall continue with the Employee as an employee only and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Employee shall have no claims in respect of such cessation of office.
16.TERMINATION
16.aEither party may terminate the Appointment, without cause, by providing the other party with at least six months' notice in writing.
16.bNotwithstanding clause 16.1, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by paying a sum in lieu of notice (Payment in Lieu) equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this Agreement during the notice period referred to at clause 16.1 (or, if notice has already been given, during the remainder of the notice period) less income tax and social security contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:
(xxiii)any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;
(xxiv)any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and
(xxv)any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
16.cThe Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 16.2. No Payment in Lieu shall be made if the Company obtains evidence of gross misconduct on the part of the Employee after agreement to make the payment is reached but before the payment is made. Furthermore if, following payment of the Payment in Lieu, the Employer becomes aware of circumstances which would have entitled it to terminate the Employee’s employment without notice or pay in lieu of notice, the Employee agrees to repay to the Employer a sum equivalent to the Payment in Lieu and hereby acknowledges that this sum shall be recoverable by the Employer as a debt.
16.dThe Company may terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:
(xxvi)is disqualified from acting as a director or resigns as a director from the Company or any Group Company without the prior written approval of the Company;
(xxvii)is guilty of a serious breach of the rules or regulations as amended from time to time of any regulatory authorities relevant to the Company or any Group Company or any code of practice or compliance manual issued by the Company or any Group Company (as amended from time to time);
(xxviii)is guilty of any gross misconduct affecting the business of the Company or any Group Company;
(xxix)commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company;
(xxx)is, in the reasonable opinion of the Company, negligent and incompetent in the performance of their duties;
(xxxi)is declared en desastre or makes any arrangement with or for the benefit of their creditors or is subject to any saisie, bankruptcy, sequestration or similar proceedings;
(xxxii)is convicted of any criminal offence (other than an offence under any road traffic legislation in Jersey or elsewhere for which a fine or non-custodial penalty is imposed);
(xxxiii)ceases to be eligible to work in Jersey, or if the Company is no longer lawfully able to employ the Employee under the terms of the Control of Housing and Work (Jersey) Law 2012;
(xxxiv)is guilty of any fraud or dishonesty (including but not limited to acting in breach of the Company's anti-corruption and bribery policy and related procedures) or acts in any manner which in the opinion of the Company brings or is likely to bring the Employee or the Company or any Group Company into disrepute or is materially adverse to the interests of the Company or any Group Company; or
(xxxv)is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.
16.aThe rights of the Company under clause 16.4 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.
16.bIf the Company terminates the Appointment under clause 16.1, the Company shall pay to the employee a fixed sum, equivalent to six months' basic salary under clause 6.1 as at the termination date, as compensation for loss of office. Payment under this clause 16.6 is conditional on the Employee agreeing to and signing a valid settlement agreement, which amongst other things, would waive any and all claims against the Company and any Group Companies.
17.SUSPENSION/GARDEN LEAVE
17.aThe Company has the right to suspend all or any of the Employee's duties or require the Employee to take garden leave for such period and on such terms as it considers appropriate, including a requirement that the Employee will not attend at the Company's premises or contact any of its customers, suppliers or staff. The Company can exercise this right at any time (including during a period of notice terminating of employment) and whether or not it is in connection with a disciplinary investigation. Suspension/garden leave will be on full pay and contractual benefits will continue to be provided).

17.bDuring any period of suspension/Garden Leave the Company shall be under no obligation to provide any work to, or vest any powers in, the Employee, who shall have no right to perform any services for the Company or any Group Company.
17.cDuring any period of suspension/Garden Leave (unless suspension without pay or on reduced pay is a sanction imposed at a disciplinary hearing) the Employee shall:
(xxxvi)continue to receive their salary and all contractual benefits (except bonuses which shall no longer be due) in the usual way and subject to the terms of any benefit arrangement;
(xxxvii)be deemed to take any accrued holiday leave during the period of Garden Leave;
(xxxviii)remain an employee of the Company and bound by the terms of this agreement;
(xxxix)not, without the prior written consent of the Company, attend their place of work or any other premises of the Company or any Group Company;
(xl)not, without the prior written consent of Company, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company; and
(xli)(except during any periods taken as holiday in the usual way) ensure that Jerre Stead knows where they will be and how they can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals.
18.OBLIGATIONS UPON TERMINATION
18.aOn termination of the Appointment (howsoever arising) or, if earlier, at the start of a period of Garden Leave following the service of notice or purported termination of the Appointment by the Employee, the Employee shall:
(xlii)immediately upon the Company’s request resign, without any claim for compensation, from any directorships in the Company or any Group Company or from any position which they holds as a trustee or other officer in relation to the business of the Company or any Group Company;
(xliii)transfer without payment to the Company or as it may direct any shares or other securities in the Company or any Group Company held by them as a nominee or trustee on behalf of the Company or any Group Company and deliver to the Company the related certificates;
(xliv)subject to clause 17.3(a) if applicable, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or any Group Company or its or their business contacts, any keys, credit card and any other property of the Company or any Group Company, which is in their possession or under their control;
(xlv)where the Employee is on Garden Leave they shall not be required to return to the Company any property provided to them as a contractual benefit until the end of Garden Leave;
(xlvi)if so instructed by the Company, irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in their possession or under their control outside the Company's premises; and
(xlvii)provide a signed statement that they have complied fully with her obligations under this clause 18.1.
18.bThe Employee hereby irrevocably agrees to appoint the Company (or such other person as the Company decides), immediately upon they Company's request, to be their attorney to execute and do any such instrument or thing and generally to use their name for the purpose of giving the Company or its nominee the full benefit of clause 18.1(a) and clause 18.1(b). The Employee shall not revoke or amend that power of attorney save upon or with the prior written instruction or consent of the Company.

18.cSave as set out in this agreement, on termination of the Appointment howsoever arising the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or any Group Company in which they may participate.
19.POST-TERMINATION RESTRICTIONS
19.aThe Employee agrees that it is a condition of the Appointment that they will sign and return a copy of the post-termination restrictions at Schedule 1 to this Agreement at the same time as they sign this Agreement.
20.DISCIPLINARY AND GRIEVANCE PROCEDURES
20.aThe Employee is subject to the Company's disciplinary and grievance procedures, copies of which are available from the Intranet. These procedures do not form part of the Employee's contract of employment.
21.PENSIONS
21.aThe Company will pay a contribution equivalent to 10% of the Employee's basic salary to a nominated pension scheme in Jersey, provided that the scheme has been approved by Revenue Jersey.
22.PARENTAL LEAVE
22.aThere are no contractual terms in relation to parental leave, including maternity leave. Any provisions are in accordance with the statutory position in Jersey from time to time.
23.DATA PROTECTION AND MONITORING
23.aThe Company will collect and process information relating to the Employee in accordance with the privacy notice which is available on the intranet.
23.bThe Employee is required to comply with the data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company's or any Group Company. The Employee will also comply with the Company's relevant IT and communications policies, which may include social media, use of own devices, and agile working policies.
23.cFailure to comply with any of the policies listed above in clause 23.2 may be dealt with under the Company's disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.
23.dThe Company for itself and all Group Companies has adopted a policy of monitoring all employees’ use of telephones, email and the internet where it is necessary. Monitoring is carried out only for lawful business purposes including: to establish the existence of facts relevant to the business; to ascertain compliance with regulatory and self-regulatory practices and procedures that are relevant to the business; to ascertain or demonstrate standards that employees achieve or ought to achieve when using the Company’s or any Group Company’s communication systems; to prevent or detect crime; to investigate or detect unauthorised use of the communication systems; to ensure the effective operation of the communications systems; and to determine whether received communications are relevant to the Company’s or any Group Company’s business. The Employee hereby acknowledges that the telephone calls they make or receive, their incoming and outgoing email messages, and the internet sites they access during the course of their work may be intercepted by authorised representatives of the Company or any Group Company and by signing these terms and conditions they consent to such interception for the purposes state.
24.OTHER OBLIGATIONS
24.aIn addition to complying with applicable legislation, you are required to comply with:
(xlviii)any rules of any regulator or supervisory authority or governing body relevant to or with oversight over the business of the Company or a Group Company;

(xlix)the Company or any Group Company's corporate governance policies, including the code of conduct, and policies in relation to bribery, corruption, fraud, and whistleblowing. These policies are available on the intranet.
(together being the Rules) and comply with all directions in respect thereof that may be imposed from time to time by the Company or any Group Company.
24.bIn particular you are required to:
(l)act and conduct yourself in conformity with, and so as to result in the Company and any Group Company complying with, the Rules as if they were directly binding on you, so far as it is reasonably in your power to do so;
(li)comply and co-operate fully with all instructions, directions, requirements or requests properly made or imposed by or on behalf of any relevant body under the Rules, including, but not limited to, a requirement to comply and co-operate fully with all instructions, directions, requirements or requests properly made or imposed by or on behalf of any relevant body under the Rules, including, but not limited to, a requirement to make yourself readily available for the purposes of, and truthfully to answer all questions put to you in the course of any inspection, investigation, or proceedings of any such body;
(lii)advise the Company fully and immediately upon becoming aware of any regulatory breaches having been committed by the Company, by any Group Company, by you or by another employee or director of the Company or any Group Company; and
(liii)make such notifications or certifications to the Company as the Company requires in order to satisfy its obligations with respect to certain regulatory bodies.
24.aAny breach of the Rules may lead to disciplinary action, including summary dismissal.
24.bYou warrant that :
(liv)you have provided the Company with your full current name and all former names that you had or were known by;
(lv)you have provided the Company with your current address and will inform the Company promptly in writing of any change in your address;
(lvi)you have informed the Company in writing of the names of any and all persons you live with and will promptly inform the Company in writing of any change in those persons;
(lvii)you are conversant with your duties as a director imposed on you by law and regulation;
(lviii)you have not been declared en désastre nor made an arrangement with or for the benefit of your creditors nor are you subject to any saisie, bankruptcy, sequestration or similar proceedings and that if you become subject to any such proceedings, or it becomes reasonably likely that you will become subject to any such proceedings, then you will inform the Company promptly of such fact in writing; and
(lix)no action has been taken against you by any regulatory or professional body, including but not limited to the Jersey Financial Services Commission, or the UK’s Financial Conduct Authority to disqualify you from acting as a director of a company.
25.LIQUIDATED DAMAGES
25.aIf the Employee declines to give the power of attorney referred to in clauses 14.9 and 18.2 (or, once given, revokes such power of attorney without the Company's written consent) then such costs as are reasonably incurred by the Company in taking steps to obtain the benefit of clauses 14 and 18 shall be recoverable by the Company from the Employee as a debt. The parties confirm that such costs will represent a reasonable and proportionate amount by way of liquidated damages to protect the Company's interest in all Employment IPRs and Employment Inventions (enforcing clause 14) or to protect the Company's control over its business and information relating to the business of the Company (enforcing clause 18).

26.RECONSTRUCTION AND AMALGAMATION
26.aIf the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with such termination.
26.bThere are no contractual provisions in relation to redundancy.
27.NOTICES
27.aAny notice, variations or other notifications given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it by email to the email address notified by the relevant party to the other party. The parties agree that should they become aware that one of the emails below is no longer valid or no longer in use, or they receive a bounce back / undelivered message, they shall take reasonable steps to obtain a new email address to validly serve the other party. Any such notice shall be deemed to have been received if sent during business hours of the Company that business day, and otherwise the next business day.
27.bIn proving such service it shall be sufficient to prove that the notice was transmitted by email to the email address of the relevant party and that no mail undelivered message was received.
27.cFor the purposes of notice by email the following emails shall be used unless otherwise notified by the other party:
(lx)Company: legal@clarivate.com; and
(lxi)Employee: Gordon.Samson@clarivate.com
28.ENTIRE AGREEMENT
28.aEach party on behalf of itself (and in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:
(lxii)this agreement together with any documents referred to in it constitutes the entire agreement and understanding between the Employee and the Company and any Group Company and supersedes any previous agreement between them relating to the Appointment (which shall be deemed to have been terminated by mutual consent);
(lxiii)in entering into this agreement neither party has relied on any Pre-Contractual Statement; and
(lxiv)the only remedy available to each party for breach of this agreement shall be for breach of contract under the terms of this agreement and no party shall have any right of action against any other party in respect of any Pre-Contractual Statement.
28.bBy signing this agreement, the Employee and the Company agree that any previous agreements relating to the Employee's employment, including but not limited to an employment agreement dated 15 August 2014 and the terms of a settlement agreement dated 24 December 2020, are expressly revoked and replaced in full by the terms of this agreement.
28.cNothing in this agreement shall, however, operate to limit or exclude any liability for fraud.
29.COLLECTIVE AGREEMENT
29.aThere are no collective agreements relevant to the Employee's employment under this agreement.
30.VARIATION
30.aNo variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

31.COUNTERPARTS
31.aThis agreement may be signed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.
32.GOVERNING LAW AND JURISDICTION
32.aThis agreement shall be governed by and construed in accordance with the laws of Jersey.
32.bEach party irrevocably agrees to submit to the exclusive jurisdiction of the courts of Jersey over any claim or matter arising under or in connection with this agreement.

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This document has been signed and takes effect on the date stated at the beginning of it.

/s/ Jerre Stead
Jerre Stead Executive Chairman and Chief Executive Officer For and on behalf of CPA Limited

/s/ Gordon Samson
Gordon Samson

/s/ Nicola Maynard
Witnessed by Nicola Maynard

SCHEDULE 1 – POST TERMINATION RESTRICTIONS
NON-COMPETITION AND
NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made this 25th day of May 2022, by and between CPA Limited, a Clarivate company, of Liberation House, St Helier, Jersey, JE1 1BL, (hereinafter referred to as “the Employer” or “CPA”) and Gordon Samson (hereinafter referred to as “the Employee”). This Agreement shall apply to the Employee’s employment with the Employer and any future employment with any of the Employer’s current or future parent or holding companies, subsidiaries, affiliates, successors or assigns.
The Employee has been offered the position of Chief Product Officer, specifically contingent on the Employee signing this Agreement, beginning on the 1st day of February 2022. As cause for such position, the Employee’s continued employment, the Employee’s receipt of salary and other remuneration and benefits associated with that employment, including a grant of both restrictive stock units, or RSUs, and performance stock units, or PSUs, under Clarivate’s equity program with a combined grant date value of USD $2,000,000 (two million dollars) and a grant date of 1 March 2022, and other good and valuable cause, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree:
1.Purpose for Non-Competition, Non-Solicitation and Non-Dealing Protections. The Employee agrees that the Employer is engaged in a number of highly competitive businesses. The Employer’s involvement in these businesses has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over long periods of time. As a result of these investments of money, skill and time, the Employer has developed and will continue to develop certain valuable Trade Secrets and Confidential Information that are unique to the Employer’s businesses and the disclosure of which would cause the Employer great and irreparable harm. These investments also give the Employer a competitive advantage over companies that have not made comparable investments and that otherwise have not been as successful as the Employer in developing their businesses. Solely by virtue of the Employee’s employment with the Employer, the Employee became privy to the Employer’s Trade Secrets and Confidential Information, and has become intertwined with the goodwill the Employer has developed, cultivated and maintained within its highly competitive industry and with its customers and prospective customers. It would be unfair for the Employee to exploit the information, specifically including Confidential Information and Trade Secrets, and goodwill the Employee obtained during and as a result of the Employee’s employment by the Employer.
2.Definitions.

1.Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean information that the Employer has obtained in connection with its present or planned business, including information the Employee developed in the performance of the Employee’s duties for the Employer or any Group Company, the disclosure of which could result in a competitive or other disadvantage to the Employer or any Group Company. “Confidential Information” includes some of the Employer’s most valuable assets, such as: innovations, inventions, and ideas including patentable or copyrightable subject matter; pricing policies; business plans and outlooks; brand formulations; nonpublic financial results; new product developments or plans; methodologies, customer lists; author or consultant contracts; subscription lists; software or computer programs; merger, acquisition or divestiture plans; personnel acquisition plans or major management changes; and Trade Secrets (defined below). Confidential Information includes all information received by the Employer under an obligation of confidentiality to another person or entity.
2.Competitive Enterprise. For the purposes of this Agreement, “Competitive Enterprise” shall mean any company, entity, or organization that engages in any business that is similar or substantially similar to the business of the Employer, including any business under development by the Employer as at the date of the termination of the Employee's employment with the Employer, and where the Employee, during the last twelve (12) months immediately before the termination of the Employee’s employment with the Employer was (1) actively involved with such business of the Employer and/or (2) was aware of Confidential Information and/or Trade Secrets concerning such business of the Employer (whether or not the Employee worked in that business directly).
3.Employer. For the purposes of Paragraphs 1 – 14 of this Agreement, "Employer" shall include any Group Company.
4.Group Company. For purposes of this Agreement, “Group Company” or "Group" shall mean any firm, company, corporation, business entity or other organization:

1.which is directly or indirectly controlled by the Employer;

2.which directly or indirectly controls the Employer;
3.which is a holding body, subsidiary or wholly-owned subsidiary of the Employer as defined by the Companies (Jersey) Law 1991;
4.which is directly or indirectly controlled by a third party who also directly or indirectly controls the Employer; or
5.which is the successor in title or assign of the firms, companies, corporations, business entities or other organizations referred to herein, and "Group Company" and "Group Companies" shall be construed accordingly. This definition shall expressly include Camelot Holdings (Jersey) Limited and its direct and indirect subsidiaries, or any company that is a successor (including, without limitation, by change of name, dissolution, merger, consolidation, reorganization, sale or other disposition) to any such company, or that becomes a holding body of Camelot Holdings (Jersey) Limited.
5.Trade Secrets. For purposes of this Agreement, “Trade Secrets” shall mean all forms and types of financial information (including pricing), business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing by the Employer. The Employer confirms, and the Employee understands, that the Employer is the owner of its Trade Secrets, that the Employer has taken reasonable steps, under the circumstances, to protect and maintain the secrecy of its Trade Secrets, and that the Employer derives economic value, both tangible and intangible, from its Trade Secrets.
3.Non-Competition. The Employee agrees that during the term of the Employee’s employment with the Employer, and for a period of twelve (12) consecutive months following the termination of the Employee’s employment for any reason, the Employee will not, directly or indirectly, individually or through an entity, as an owner, part owner, partner, employee, agent or otherwise:

1.Provide to a Competitive Enterprise the same or similar services that the Employee performed during the Employee’s employment with the Employer or its predecessors; or
2.Set up, be involved with in any capacity in, or attempt to set up a Competitive Enterprise; or
3.Sell, attempt to sell, or directly or indirectly assist in the effort of anyone else, including an actual or potential Competitive Enterprise, who sells or attempts to sell any products or services that are competitive with any products or services offered by the Employer and for which the Employee gained knowledge of during the Employee’s employment with the Employer; or
4.Act in any capacity for another entity or engage in any conduct if in such capacity or due to such conduct the Employee would be likely to or would inevitably use and/or disclose Confidential Information or Trade Secrets; or
5.Interfere with, disrupt or attempt to interfere with or disrupt relations between the Employer and any of its customers, employees, consultants, suppliers or vendors; or
6.Own more than 5% of a Competitive Enterprise.
    The Employee acknowledges that the Employer is involved in a global business and due to the nature of the business, and its Confidential Information and Trade Secrets the use of which could be damaging to the Employer regardless where this information is put to use, it is reasonable and necessary to protect the Employer’s legitimate business interests for the provisions of this Non-Competition paragraph to apply globally.
4.Non-Solicitation of and Non-Dealing with Customers. The Employee agrees that while employed by the Employer, the Employee will have contact with and become aware of some, most or all of the Employer’s customers, representatives of those customers, their names and addresses, specific customer needs and requirements, and leads and references to prospective customers. The Employee further agrees that the loss of such customers will cause the Employer great and irreparable harm. The Employee agrees that for twelve (12) months after the termination of the Employee’s employment for any reason, the Employee will not directly or indirectly solicit, contact, call upon, communicate with or attempt to communicate with, or deal with any customer, former customer, or prospective customer of the Employer for the purpose of providing or obtaining any product or service that is competitive with any product or service then offered by the Employer. This restriction shall apply only to (1) any customer, former customer, or prospective customer of the Employer with whom the Employee had contact with during the last twelve (12) months of the Employee’s employment with the Employer or (2) any customer, former customer, or prospective customer of the Employer about which the Employee had access to the Employer’s Confidential Information or Trade Secrets concerning such customer, former customer or prospective customer during the last twelve (12) months of employment with the Employer.
For the purposes of Paragraph 4, “contact” means any material interaction between the Employee and the customer, former customer, or prospective customer which takes place to further a business relationship.
5.Non-Solicitation of Employees. The Employee agrees that while employed by the Employer and for twelve (12) months after the termination of the Employee’s employment with the Employer for any reason, the Employee will not directly or indirectly solicit, recruit, hire or attempt to solicit, recruit, or hire any other employee of the Employer with whom the Employee had contact with during his/her employment with the Employer during the last twelve (12) months of employment with the Employer.
For the purposes of Paragraph 5, “contact” means any material interaction between the Employee and the other employee, in particular but not limited to any other employees that the Employee was directly or indirectly responsible for or supervised.
6.Garden Leave. If the Employer places the Employee on garden leave under the Employee's contract of employment, the period of any of the restrictions specified in clauses 3, 4, and 5 above shall be reduced respectively by the duration of any such period of garden leave.
7.Waiver of Breach. The Employer’s waiver of a breach of any provision of this Agreement by the Employee does not operate as and should not be construed as a waiver of any subsequent breach by the Employee, nor does the Employer’s failure to take action against any other employee for similar breaches operate as a waiver by the Employer of a breach.
8.Reformation and/or Severability. If a court determines that any provision of this Agreement contains an unenforceable restriction, the court is requested and authorized to revise such provision to include the maximum restriction allowed under applicable law. If any provision in this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provision of this Agreement, and such other provisions shall remain in full force and effect. Each provision, paragraph and subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.
9.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employer and its Group Companies and their successors and assigns. The Employer shall have the right to assign, and the Employee hereby consents to the assignment of, this Agreement to a successor to all or substantially all of the business or assets of the Employer or any Group Company without the Employee’s further approval or consent.
10.Injunctive Relief. The Employee understands, acknowledges and agrees that in the event the Employee breaches and/or threatens to breach of any of the covenants and provisions contained in this Agreement, the Employer shall suffer irreparable injury for which there is no adequate remedy at law. The Employer will therefore be entitled to injunctive relief from the courts restraining the Employee from engaging in activities in breach of this Agreement.
11.Notification to Other Parties. If the Employee’s employment terminates for any reason, the Employee agrees to provide a copy of this Agreement, and consents to the Employer providing a copy of this Agreement, to any subsequent employer or potential employer of the Employee, or other interested parties, whilst any of the restrictions are still in place.
12.Entire Agreement and Modification. This Agreement supersedes any and all prior understandings and agreements between the parties concerning these subject matters. This Agreement may not be modified, terminated, waived, altered or amended except in writing, signed by the Employee and a duly authorized officer of the Employer.
13.Choice of Law. The parties agree that this Agreement is to be governed by and construed under the law of the Bailiwick of Jersey without reference to its conflict of law rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction. The Employee agrees that the Employer can enforce this Agreement in any court in any jurisdiction covered by the provisions of this Agreement, including Jersey, England and Wales, or any state in the United States of America. The Employer and the Employee further acknowledge and agree that this Agreement is intended, among other things, to supplement, as applicable, the customary law of trade secrets and confidentiality, and the duties the Employee owes to the Employer under the customary law, including but not limited to, the duty of loyalty and fidelity, and does not in any way abrogate any of the obligations or duties the Employee otherwise owes to the Employer.
THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS READ AND UNDERSTANDS THIS AGREEMENT, THAT THE EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL ABOUT THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, THE POST-EMPLOYMENT RESTRICTIONS IN THIS AGREEMENT, AND THAT THE EMPLOYEE ENTERS INTO THIS AGREEMENT FREELY AND VOLUNTARILY.

The parties knowingly and voluntarily execute this Agreement as of the date set forth below:

    EMPLOYEE

By:    /s/ Gordon Samson_________________________     Dated: May 25, 2022
Gordon Samson

    EMPLOYER
    CPA Limited

By:    /s/ Jerre Stead_____________________________     Dated: June 23, 2022
    Executive Chairman and Chief Executive Officer
    Jerre Stead